Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Reports Fourth Quarter and

Full Year 2014 Financial Results and Announces Increased

Share Repurchase Authorization

ELKHART, IN – February 19, 2015 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”), and industrial markets, today reported its financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter 2014 Financial Results

Net sales for the fourth quarter of 2014 increased $43.0 million or 29.3%, to $189.6 million from $146.6 million in the same quarter of 2013. Revenue from the RV industry, which represented 74% of the Company’s fourth quarter 2014 sales, increased 36%. According to industry sources, RV industry wholesale unit shipments increased approximately 18% in the fourth quarter of 2014 compared to the fourth quarter of 2013. Revenue from the MH industry, which represented 16% of the Company’s fourth quarter 2014 sales, increased 24%. According to industry sources, MH industry wholesale unit shipments rose approximately 8% from the fourth quarter of 2013. The industrial market sector, which is primarily tied to the residential housing and commercial and retail fixtures markets, accounted for 10% of the Company’s fourth quarter 2014 sales. According to industry sources, new housing starts in the fourth quarter of 2014 compared to the prior year increased approximately 6%.

The Company estimates its organic growth in the fourth quarter of 2014 at approximately 13%, or $19.7 million, of its total revenue increase. The remaining $23.3 million of the revenue increase in the fourth quarter of 2014 reflects the contribution of the four acquisitions completed in 2014: Charleston Corporation (“Charleston”) in November 2014; Precision Painting, Inc., Carrera Custom Painting, Inc., Millennium Paint, Inc., and TDM Transport, Inc. (collectively, “Precision”) in June 2014; Foremost Fabricators, LLC in June 2014; and PolyDyn3 LLC in September 2014. In addition, as recently announced, the Company acquired the business and certain assets of Better Way Partners, LLC d/b/a Better Way Products (“Better Way”) in February 2015.

Patrick reported operating income of $11.7 million in the fourth quarter of 2014, an increase of $3.1 million or 35.4%, from the $8.6 million reported in the fourth quarter of 2013. Fourth quarter 2014 net income was $7.3 million or $0.69 per diluted share, compared to net income of $5.0 million or $0.47 per diluted share, in the fourth quarter of 2013.

Full Year 2014 Financial Results

Net sales for the twelve months of 2014 increased $140.8 million or 23.7%, to $735.7 million from $594.9 million in 2013. Revenue from the RV industry, which represented 74% of 2014 sales, increased by 27% compared to the prior year as RV wholesale unit shipments increased by approximately 11%. Revenue from the MH industry, which represented 15% of 2014 sales, rose 13% compared to the prior year as MH wholesale unit shipments increased by approximately 7%. Revenue from the industrial markets, which accounted for 11% of 2014 sales, increased 16% compared to the prior year and benefited primarily from improved residential cabinet and office, medical, and institutional furnishings sales. New housing starts increased by approximately 9% for 2014 compared to the prior year. The Company estimates that approximately 56% of its industrial market sales are tied to the residential housing sector and its sales to the industrial markets generally lag new housing starts by approximately six to nine months.

The Company estimates its organic growth in 2014 at approximately 11%, or $62.8 million, of its total revenue increase. The remaining $78.0 million of the revenue increase in the twelve months of 2014 reflects the contribution of the 2014 acquisitions as well as the incremental contribution of acquisitions completed in 2013.

The Company’s RV content per unit for the full year 2014 increased approximately 15% to $1,536 from $1,338 in 2013. The MH content per unit for 2014 increased approximately 7% to $1,692 from $1,582 in 2013.

For the full year 2014, Patrick reported operating income of $51.5 million, an increase of $10.5 million or 25.7%, from the $41.0 million reported in the prior year. Twelve months 2014 net income was $30.7 million or $2.87 per diluted share, compared to net income of $24.0 million or $2.23 per diluted share in 2013.

In the fourth quarter of 2014, the Company repurchased 172,021 shares of its common stock at an average price of $40.69 per share for a total cost of approximately $7.0 million. In the twelve months of 2014, the Company repurchased 344,750 shares at an average price of $40.40 per share for a total cost of approximately $13.9 million. In addition, in the first quarter of 2015 through February 16, 2015, the Company repurchased 130,500 shares at an average price of $43.29 per share for a total cost of approximately $5.7 million. Since the inception of the stock repurchase program in February 2013 through February 16, 2015, the Company has repurchased in the aggregate 882,580 shares at an average price of $29.07 per share for a total cost of approximately $25.7 million.

On February 17, 2015, the Company’s Board of Directors authorized an increase in the amount of the Company’s common stock that may be acquired under the stock buyback program over the next 12 months to $20.0 million.

Patrick’s total assets increased $81.4 million to $255.6 million at December 31, 2014, from $174.2 million at December 31, 2013, primarily reflecting overall growth and the addition of acquisition-related assets. Total debt outstanding at December 31, 2014, increased $46.1 million to $101.1 million from $55.0 million at December 31, 2013, reflecting the funding of acquisitions, stock repurchases, and capital expenditures, net of debt reduction.

Todd Cleveland, President and Chief Executive Officer, said, “Our fourth quarter and full year 2014 revenue and profitability growth, coupled with the benefits realized from the achievement of our strategic and operational initiatives executed in 2013 and 2014 and the growth experienced in all three of the end markets we serve, resulted in a strong fiscal 2014 for Patrick Industries. Our team’s focus on driving ourselves to exceed customer expectations, as well as on product development and the acquisition of related businesses and products, provided us with the opportunities to continue to better serve our customer base. Additionally, our dedication to our ‘Customer First’ performance-oriented culture, leadership development initiatives, and talent management processes, has been instrumental in delivering value-enhancing results for all of our key stakeholders.”

Mr. Cleveland continued, “As we look forward to 2015, we are excited about the opportunities to further penetrate our markets, increase market share, and continue to grow our business. We are anticipating the continuation of steady growth in all three of our primary markets. In addition, we believe that the businesses we acquired in 2013 and 2014, as well as our most recent acquisition of Better Way, are well positioned to expand their customer set, enhance their brands, and grow profitably. With our organizational strategic agenda, the dedication and creativity of our over 3,200 team members, and the support of all our business partners, we look forward to delivering strategic, operational, and financial progress in 2015.”

Conference Call Webcast

As previously announced, Patrick Industries will host an online webcast of its fourth quarter 2014 earnings conference call that can be accessed on the Company’s website, www.patrickind.com under “Investor Relations,” on Thursday, February 19, 2015 at 10:00 a.m. Eastern time.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 10 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, interior passage doors, exterior graphics and RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	FOURTH QUARTER		TWELVE MONTHS
	ENDED		ENDED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Unaudited)	2014	2013	2014	2013

NET SALES	$189,574	$146,612	$735,717	$594,931
Cost of goods sold	160,065	125,008	617,214	503,908
Gross profit	29,509	21,604	118,503	91,023

Operating Expenses:
Warehouse and delivery	6,550	5,619	26,163	20,158
Selling, general and administrative	9,758	6,568	36,362	27,979
Amortization of intangible assets	1,441	783	4,477	2,371
(Gain) loss on sale of fixed assets	57	(6)	30	(430)
Total operating expenses	17,806	12,964	67,032	50,078

OPERATING INCOME	11,703	8,640	51,471	40,945
Interest expense, net	643	556	2,393	2,171
Income before income taxes	11,060	8,084	49,078	38,774
Income taxes	3,767	3,072	18,404	14,734
NET INCOME	$7,293	$5,012	$30,674	$24,040

BASIC NET INCOME PER COMMON SHARE	$0.70	$0.47	$2.88	$2.24

DILUTED NET INCOME PER COMMON SHARE	$0.69	$0.47	$2.87	$2.23

Weighted average shares outstanding - Basic	10,474	10,656	10,634	10,733
- Diluted	10,543	10,710	10,693	10,786

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Dec. 31,	Dec. 31,
(Unaudited)	2014	2013

CURRENT ASSETS
Cash and cash equivalents	$123	$34
Trade receivables, net	32,637	22,644
Inventories	71,020	56,510
Deferred tax assets	4,563	3,762
Prepaid expenses and other	6,453	4,749
Total current assets	114,796	87,699

Property, plant and equipment, net	57,353	42,117
Goodwill and other intangible assets, net	81,174	42,106
Deferred financing costs, net	1,024	1,283
Other non-current assets	1,214	982
TOTAL ASSETS	$255,561	$174,187

CURRENT LIABILITIES
Accounts payable	$29,754	$18,826
Accrued liabilities	15,388	13,585
Total current liabilities	45,142	32,411

Long-term debt	101,054	55,000
Deferred compensation and other	2,239	2,546
Deferred tax liabilities	4,358	1,920
TOTAL LIABILITIES	152,793	91,877

SHAREHOLDERS’ EQUITY	102,768	82,310
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$255,561	$174,187

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